KPMG LLP

Two Financial Center

60 South Street

Boston, MA 02111

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

GE Investments Funds

We consent to the use of our report, dated February 15, 2013, with respect to the statements of assets and liabilities of the U.S. Equity Fund, S&P 500 Index Fund, Premier Growth Equity Fund, Core Value Equity Fund, Small-Cap Equity Fund, Income Fund, Total Return Fund, and Real Estate Securities Fund, each a series of GE Investments Funds, as of December 31, 2012 and the related statements of operations for the year then ended, statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years or periods in the five-year period then ended, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts

April 25, 2013

KPMG LLP is a Delaware limited liability partnership,

the U.S. member firm of KPMG International Cooperative

(“KPMG International”), a Swiss entity.